Exhibit 10.17

FIRST AMENDMENT

TO

ZENITH NATIONAL INSURANCE CORP.

AMENDED AND RESTATED EXECUTIVE OFFICER BONUS PLAN

Zenith National Insurance Corp., a Delaware corporation (the “Company”), hereby amends the Zenith National Insurance Corp. 2003 Amended and Restated Executive Officer Bonus Plan (the “Plan”), effective December 1, 2008, with reference to the following:

WHEREAS, the Company maintains the Plan for the benefit of its executive officers; and

WHEREAS, the Plan was amended and restated on February 12, 2003; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to comply with Section 409A of the Code; and

WHEREAS, the Compensation Committee of the Company has previously granted the appropriate officers of the Company the authority to prepare such amendments as may be necessary in order to comply with Section 409A of the Code;

NOW THEREFORE, the Plan is hereby amended by adding the following section it:

“3.                                 Section 409A

All payments made pursuant to this executive officer bonus plan shall be made in no event later than the later of (i) the 15th day of the third month following the end of Executive Officer’s taxable year in which such bonus is determined in accordance with Section 2 or (ii) the 15th day of the third month following the end of the Company’s taxable year in which such bonus is determined in accordance with Section 2.  It is intended that this Plan shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations relating thereto so as not to subject any Executive Officer to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any rules, regulations or other guidance issued under Section 409A of the Code would result in any Executive Officer being subject to payment of additional income taxes or interest under Section 409A of the Code, the Company shall amend this Plan to the extent necessary to avoid the application of such taxes or interest to the extent permitted by Section 409A of the Code.”

IN WITNESS HEREOF, the Company has executed this First Amendment to the Plan effective as of the date written above.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Michael E. Jansen
Michael E. Jansen
Executive Vice President
and General Counsel

By:	/s/Kari L. Van Gundy
Kari L. Van Gundy
Senior Vice President
and Chief Financial Officer